EX-99.h-1.viii

AMENDMENT TO
SERVICES AGREEMENT

         This Amendment dated as of August 1, 2002, is entered into by MATTHEWS INTERNATIONAL FUNDS (the “Trust”) and PFPC INC. (“PFPC”).

        WHEREAS, the Trust and PFPC entered into a Services Agreement dated as of October 1, 1997 (as amended and supplemented, the “Agreement”);

        WHEREAS, the Trust and PFPC wish to amend certain terms of the Agreement;

        NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

I.	Section 2 “Services Related to Shareholders and Share Transactions” of Schedule A “Services to be Provided by PFPC” is hereby Amended by adding a new Section 2. XII, which shall read in its entirety as follows:

XII Voice Response Unit. PFPC shall operate and maintain a touch-tone based interactive voice response application (“VRU”) allowing Shareholders to perform those of the following tasks which the Trust has requested in writing:
(i)	Account Balance;
(ii)	Transaction History;
(iii)	Year to date statement order fulfillment;
(iv)	Order duplicate tax forms;
(v)	Checkbook order;
(vi)	Exchange transactions;
(vii)	Obtain Portfolio prices;
(viii)	Obtain dividend rate information; and
(ix)	Capital gain rate information.

The Trust shall notify PFPC in writing which of the above-listed tasks it would like to be available to the Shareholders. The Trust may, at any time on prior written notice, change as of a date designated in the notice the list of tasks which will thereafter be available.

II.	Section II “Transfer Agency Services” of Schedule B “Fee Schedule” is hereby Amended by adding a new Section II.F which shall read in its entirety as follows:

                     F.       Voice Response Unit.

                              Set-up Fees

                              One time VRU Set-up Fee      $10,000

                              Monthly Fees

                              Monthly Maintenance Fee:           $1000
                              Per Minute Fee                     $0.23
                              Per Call Fee                       $0.10
III.	Except to the extent amended hereby, the Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first written above.

MATTHEWS INTERNATIONAL FUNDS	PFPC INC.

By: /s/ Downey L. Hebble Downey L. Hebble Secretary	By: /s/ Steven Turowski Steven Turowski Senior Vice President